EXHIBIT 10.2

THIRD AMENDMENT

to

ERIE INDEMNITY COMPANY

ANNUAL INCENTIVE PLAN

(As Amended and Restated Effective as of January 1, 2009)

WHEREAS, Erie Indemnity Company (the “Company”) adopted the Erie Indemnity Company Annual Incentive Plan (As Amended and Restated Effective as of January 1, 2009) (the “Plan”) by action of its Board of Directors on February 26, 2009, and the Company’s shareholders approved the Plan at the Annual Meeting of Shareholders in 2009, and

WHEREAS, pursuant to Plan Section 8.03 the Board of Directors reserved authority to amend the Plan, and

WHEREAS, the Board of Directors has determined to streamline the administration of the Plan by eliminating the requirement that an Award Agreement be signed on behalf of the Company and by the Participant,

NOW, THEREFORE, the Plan is amended as follows:

1.         Section 8.05 is amended in its entirety to read as follows:

Section 8.05.  Award Agreements; Recoupment Policy and Share Purchase and Retention Program.  Company Incentive Awards and Individual Incentive Awards shall be evidenced and communicated to Participants by such written or electronic documentation as the Committee shall determine.  Such documentation with respect to a Participant’s award shall be referred to as the “Award Agreement” for that award.  An Award Agreement shall contain such provisions as the Committee or Board shall determine to be appropriate requiring the Participant to comply with the Company’s policies or programs regarding the recoupment of bonuses and/or share purchase and retention requirements, as such policies and programs may be modified or changed by the Board from time to time.  To the extent an Award Agreement conflicts with the terms of this Plan, the terms of this Plan shall supersede the terms of the Award Agreement.

2.         This amendment is effective January 1, 2011, with respect to awards granted on or after that date.

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this document to be executed as of the 24th day of February 2011.

ERIE INDEMNITY COMPANY

by	/s/ James J. Tanous
James J. Tanous
Executive Vice President, Secretary and General Counsel